Exhibit 99.1

Spirit Airlines Reports March 2016 Traffic

MIRAMAR, Fla., (April 11, 2016) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for March 2016.

Traffic (revenue passenger miles) in March 2016 increased 25.1 percent versus March 2015 on a capacity (available seat miles) increase of 24.5 percent. Load factor for March 2016 was 88.5 percent, an increase of 0.4 percentage points compared to March 2015. Spirit's preliminary systemwide completion factor for March 2016 was 98.5 percent.
The following table summarizes Spirit's traffic results for March and year-to-date 2016 compared to the same period last year.

	March 2016	March 2015	Change
Revenue passenger miles (RPMs) (000)	1,843,678	1,473,297	25.1%
Available seat miles (ASMs) (000)	2,082,413	1,672,260	24.5%
Load factor	88.5%	88.1%	0.4 pts
Passenger flight segments	1,826,154	1,471,651	24.1%
Average stage length (miles)	994	988	0.6%
Total departures	12,216	10,292	18.7%

	YTD 2016	YTD 2015	Change
Revenue passenger miles (RPMs) (000)	5,070,313	4,017,559	26.2%
Available seat miles (ASMs) (000)	5,983,005	4,729,463	26.5%
Load factor	84.7%	84.9%	(0.2) pts
Passenger flight segments	4,988,160	3,980,009	25.3%
Average stage length (miles)	995	991	0.4%
Total departures	35,160	29,044	21.1%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major US airline, we operate more than 400 daily flights to 56 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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